Exhibit 99.1

Holly Energy Partners Declares Distribution

Increases quarterly distribution from $0.875 to $0.885 per unit

DALLAS, TX, January 25, 2012 – The Board of Directors of Holly Energy Partners, L.P. (NYSE:HEP) has declared a cash distribution of $0.885 per unit for the fourth quarter of 2011. For the prior quarter, $0.875 was distributed to unitholders. Holly Energy has increased its distribution to unitholders every quarter since becoming a public partnership in July 2004. This increase marks the twenty-ninth consecutive quarterly increase. The distribution will be paid February 14, 2012, to unitholders of record February 6, 2012.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 42% interest (including a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Kansas, Wyoming, Idaho and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.

FOR FURTHER INFORMATION, Contact:

M. Neale Hickerson, Vice President, Investor Relations

Holly Energy Partners

214/871-3555